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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Payless ShoeSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3231 Southeast Sixth Avenue
Topeka, Kansas 66607

April 16, 2004

Dear Fellow Shareowner,

      On behalf of the Board of Directors and Management of Payless ShoeSource, Inc., I cordially invite you to attend the Annual Meeting of Shareowners to be held at the Washburn University Bradbury Thompson Center, on the corner of 17th Street and Jewell Avenue, Topeka, Kansas on Thursday, May 27, 2004, at 10:00 a.m., Central Daylight Saving Time. At the meeting, you will hear a report on the Company’s progress during fiscal 2003, our strategies for the future, and have a chance to meet the Company’s directors and executives. In addition, we will conduct the following business:

I.	Elect three directors each for a three-year term;

II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2004; and

III.	Conduct other business, if properly raised.

      In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more detail about the agenda and procedures for the meeting and includes biographical information about the director candidates.

      Even if you only own a few shares, we want your shares to be represented at the meeting. I encourage you to vote via the Internet. Voting by the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. To attend the meeting in person, please follow the instructions on page 1.

      Thank you for your investment in Payless ShoeSource, Inc.

Sincerely,

Steven J. Douglass
Chairman of the Board and Chief Executive Officer

NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF SHAREOWNERS
PROXY STATEMENT
PROPOSAL I: ELECTION OF DIRECTOR
PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004
ADDITIONAL INFORMATION

DIRECTIONS TO WASHBURN UNIVERSITY BRADBURY THOMPSON CENTER

      The Washburn University Bradbury Thompson Center is located on the corner of 17th Street and Jewell Avenue, Topeka, Kansas. The Annual Meeting will be held in the Ruth Garvey Fink Convocation Hall, first floor of the Bradbury Thompson Center.

      Parking is available for you in Parking Lots 10 and 11. From the parking lot, you may enter the Bradbury Thompson Center from the south or east entrances.

NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF SHAREOWNERS

      Date:

               May 27, 2004

      Time:

               10:00 a.m., Central Daylight Saving Time

      Place:

Washburn University Bradbury Thompson Center Corner of 17th Street and Jewell Avenue Topeka, Kansas

      Purposes:

I.	Elect three directors each for a three-year term
II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2004
III.	Conduct other business, if properly raised

      Who may vote?

Only shareowners of record on April 1, 2004, may vote.

      Your vote is important. I encourage you to vote via the Internet. Voting by the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope or vote via the Internet at http://www.eproxyvote.com/umb-bank/. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

Michael J. Massey
Secretary

April 16, 2004

PROXY STATEMENT

What are the purposes of this meeting?

      The purposes of this meeting are to (i) elect three directors each for a three-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2004; and (iii) conduct other business, if properly raised.

Who may vote?

      Shareowners of Payless ShoeSource, Inc., a Delaware corporation (“Payless” or the “Company”), as recorded in our stock register on April 1, 2004, may vote at the meeting.

How to vote?

      Proxies may be submitted either via the Internet at http://www.eproxyvote.com/umb-bank/ or United States Mail. Also, you may vote in person at the meeting. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

How do proxies work?

      The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, or against or abstain from voting on the proposal to ratify the appointment of Deloitte & Touche LLP, as the Company’s independent public accountants. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of Management’s proposal.

Why did I receive multiple proxy cards?

      You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. Payless employees will receive voting instruction cards for the aggregate number of shares they hold in the Company’s profit sharing plans and for shares held in the employee stock purchase plan. If you hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote.

How do I revoke my proxy?

      You may revoke your proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via the Internet. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company’s Secretary in writing at the address listed under “Questions” on page 23.

What is a quorum?

      In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Payless affiliated companies are not voted and do not count for this purpose.

How many votes are needed?

      The director candidates receiving the most votes will be elected to fill the seats on the Board. The other Management proposal will pass if a majority of the votes are in favor of it. We count abstentions and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy, but does not have authority to vote on a particular proposal, we call it a “broker non-vote.”

Who may attend the meeting?

      Only shareowners, their proxy holders and the Company’s guests may attend the meeting. The lower half of your proxy or voting instruction card is your admission ticket. Please bring the admission ticket with you to the meeting.

      If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under “Questions” on page 23, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Payless shares on April 1, 2004.

This Proxy Statement and the enclosed form of proxy are being mailed to shareowners on or about April 16, 2004.

PROPOSAL I: ELECTION OF DIRECTOR

Proposal I on the accompanying proxy card.

Directors and Nominee for Director

      The Board currently consists of nine Directors divided into three classes serving staggered terms. Six of the Company’s current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Three of the Company’s Directors, who served in the preceding year, Messrs. Boggan, Murphy and Wheeler, serve in a class with a term that expires at the Annual Meeting. Messrs. Boggan, Murphy and Wheeler are the nominees of the Board for reelection at the Annual Meeting. If elected at the Annual Meeting, each of Messrs. Daniel Boggan Jr., Michael E. Murphy and Robert C. Wheeler will serve a term of three years to expire at the Annual Meeting of Shareowners to be held in the year 2007 or until his successor is elected and qualifies. During 2003, Mr. Stark retired as director and Mr. Zazulia passed away.

      Messrs. Steven J. Douglass, Howard R. Fricke and Duane L. Cantrell have terms expiring at the 2005 Annual Meeting of Shareowners. Ms. Mylle H. Mangum and Messrs. Michael A. George and John F. McGovern have terms expiring at the 2006 Annual Meeting of Shareowners.

      Each nominee has consented to being named as a nominee and to serve, if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

      Further information concerning the nominees for election as a Director at the Annual Meeting and the Continuing Directors, including their employment during at least the past five years, appears below.

Directors Subject to Election:

      DANIEL BOGGAN JR. is 58 years old and has served as the Director of Business Development of Siebert Branford Shank & Co., LLC since September 2003. Mr. Boggan served as Senior Vice-President of the National Collegiate Athletic Association (“NCAA”) from 1998 through his retirement in August 2003. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating Officer from January 1996 to August 1998. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan is a director of The Clorox Company. Mr. Boggan has served as a Director of Payless since September 1997.

      MICHAEL E. MURPHY is 67 years old and is the former Vice Chairman and Chief Administrative Officer of Sara Lee Corporation (“Sara Lee”). He served in such capacity from 1994 to 1997. In addition, he served as a director of Sara Lee from 1979 to October 1997. Mr. Murphy joined Sara Lee in 1979, serving as Executive Vice President and Chief Financial and Administrative Officer from 1979 to 1993 and as Vice Chairman and Chief Financial and Administrative Officer from 1993 to 1994. Mr. Murphy is a member of the Chicago Committee of the Chicago Council on Foreign Relations, and a director of Bassett Furniture Industries, Inc., Coach, Inc., CNH Global N.V., Civic Federation, Big Shoulders Fund, Chicago Cultural Center Foundation, and GATX Corporation. Mr. Murphy is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy has served as a Director of Payless since April 1996.

      ROBERT C. WHEELER is 62 years old and has served as President of Hill’s Pet Nutrition, Inc. since 1981. He assumed the title of Chairman and Chief Executive Officer in June 1996. From 1987 to 1992, he served as Vice President of Colgate-Palmolive Company and has been a Corporate Officer since 1992. Mr. Wheeler currently serves as a Director of Security Benefit, Stormont-Vail HealthCare, Inc., and the Pet Food Institute. Mr. Wheeler has served as a Director of Payless since September 2001.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF THE ABOVE NOMINEES.

Continuing Directors:

      STEVEN J. DOUGLASS is 54 years old and has served as Chairman of the Board and Chief Executive Officer of Payless since May 4, 1996, the date on which the Payless Common Stock was distributed in a spin-off by The May Department Stores Company (“May”) to its shareowners (the “Spin-off”). Mr. Douglass served as Chairman and Chief Executive Officer of Payless from April 1995 to the Spin-off. He joined Payless in 1993 and served as Senior Vice President/Director of Retail Operations from 1993 to January 1995 and as Executive Vice President/Director of Retail Operations from January 1995 to April 1995. Prior to his association with Payless, Mr. Douglass held several positions at divisions of May, serving as Chairman of May Company, Ohio from 1990 to 1993 and Senior Vice President and Chief Financial Officer of J.W. Robinsons from 1986 to 1990. Mr. Douglass is a director of The Security Benefit Group of Companies (“Security Benefit”). Mr. Douglass has served as a Director of Payless since April 1996.

      DUANE L. CANTRELL is 48 years old and has served as President of Payless since February 2002. He joined Payless in 1978 and served as Executive Vice President — Operations from 1998 to 2002, Executive Vice President — Retail Operations from April 1997 to April 1998, and Senior Vice President — Retail Operations from May 1995 to April 1997. From 1992 to 1995, he served as Senior Vice President — Merchandise Distribution and Planning and from 1990 to 1992, he served as Senior Vice President — Merchandise Distribution. Mr. Cantrell has served as a Director of Payless since February 2002.

      HOWARD R. FRICKE is 68 years old and has been Chairman of the Board of Security Benefit since 1988. He has been Secretary of Administration for the State of Kansas since his appointment on December 29, 2002. Mr. Fricke served as Chief Executive Officer of Security Benefit from 1988 to January 2001. He also serves as a director of Security Benefit. Mr. Fricke has served as a Director of Payless since April 1996.

      MYLLE H. MANGUM is 55 years old and has served as Chief Executive Officer of International Banking Technologies since October 2003. In October 2003, True Marketing Services, LLC entered into a partnership with International Banking Technologies. Prior to the partnership, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President — Global Payment Systems and Senior Vice President — Expense Management and Strategic Planning for Carlson Wagonlit Travel Holdings, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director — Corporate Planning and Development from 1986 to 1992. She is a director of Barnes Group Inc., Scientific-Atlanta, Inc. and Haverty Furniture Companies, Inc. Ms. Mangum has served as a Director of Payless since November 1997.

      JOHN F. MCGOVERN is 57 years old and is the Founder and a partner of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA, since 1999. Prior to joining Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981-1999, including Executive Vice President/ Chief Financial Officer from 1994-1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as Director of Genetek, Inc., and Forest2Market (a privately held company), and as Trustee, Treasurer for the Board of Trustees and Chairman of the Finance and Audit Committees for the Morehouse School of Medicine. Mr. McGovern was formerly a director of Golden Bear, Inc. and Seabulk International, Inc. Mr. McGovern served as a director and officer of ChannelLinx, Inc., which filed bankruptcy subsequent to his resignation. Mr. McGovern has served as a Director of Payless since June 2003.

      MICHAEL A. GEORGE is 42 years old and has served as the Chief Marketing Officer and General Manager, U.S. Consumer business of Dell Inc. (“Dell”) since February 2004. Mr. George joined Dell in March 2001. He served as Chief Marketing Officer from May 2001 to February 2004, and Executive Assistant to Michael Dell from March 2001 to May 2001. Prior to joining Dell, Mr. George was a senior partner at McKinsey & Co., Inc. from August 1985 to February 2001.

Corporate Governance Principles

      At its February meeting, the Board of Directors reviewed and amended its charter and adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The full text of the Company’s governance guidelines, and the charters for the Board, Audit and Finance Committee and the Compensation, Nominating and Governance Committee are each posted on the Company’s investor relations website at www.paylessinfo.com.

Purpose of the Board of Directors

      The business of Payless is managed under the direction of the Board. The purpose of the Board is to oversee management’s conduct of the business of Payless.

Board Responsibilities

      The Board’s responsibilities (acting as a whole and through its standing committees) include:

•	Reviewing management’s determination of objectives, strategies, policies and plans for the Company.

•	Electing, monitoring, evaluating, compensating and, if necessary, replacing the chief executive officer and other senior executives.

•	Reviewing management’s plans for guarding and preservation of the Company’s assets including intangibles such as the Company’s reputation and maintaining a reservoir of successor management talent.

•	Reviewing and approving plans for major changes in the senior corporate organizational structure.

•	Reviewing and approving management’s strategic and business plans and conducting continuing appraisals of management’s performance against their established plans and objectives.

•	Through the Audit and Finance Committee, recommending outside auditors for approval by shareowners.

•	Reviewing and approving strategic business plans, major transactions, changes in corporate financial structure affecting balance sheet items, financial plans, objectives and actions, including significant capital allocations and expenditures.

•	Designating and appointing members of committees of the Board, establishing appropriate limits of authority, and receiving reports from such committees and reviewing and approving such committee’s recommendations where necessary.

•	Reviewing management’s recommendations for maintenance and revision of the Company’s Certificate of Incorporation and By-laws.

•	Reviewing the Compensation, Nominating and Governance Committee’s recommendations for perpetuation of a sound board through planned and orderly recruitment activities, regular election and the filling of interim vacancies.

Board Organization

      The Board consists of a substantial majority of independent directors who the Board has determined meet the New York Stock Exchange’s definition of independence. In May 24, 2002, the Board created a new position of lead director, whose primary responsibility is to be available to consult with the Chief Executive Officer about concerns of the Board of Directors, to be available to consult with any of the Senior Executives of the Company regarding concerns, and to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. Director Fricke has served in this position during fiscal 2003. The Board generally elects the lead Director at its May meeting.

      The Board maintains two standing committees, the Audit and Finance Committee and the Compensation, Nominating and Governance Committee. Each of these committees is entirely composed of independent directors. Assignments to, and chairs of, the committees are recommended by the Compensation, Nominating and Governance Committee and selected by the Board. All committees regularly report on their activities to the Board.

Board Operation

      The Board generally has six regularly scheduled meetings per year. The committee meetings are normally held in conjunction with Board meetings. The Board and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Directors generally receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior executives at any time.

Board Advisors

      The Board and its committees (consistent with their respective charters) may retain their own advisors as they determine necessary to carry out their responsibilities.

Board Evaluation

      The Compensation, Nominating and Governance Committee coordinates an annual evaluation process of the Board and each of the Board’s standing committees’ performance and procedures. Each committee annually performs a review of the adequacy of their charter.

Selection of Directors

      In recommending candidates for election to the Board, the Compensation, Nominating and Governance Committee, considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	Diversity of viewpoints, background, experience and other demographics; and

•	A commitment to represent the Company’s shareowners as a whole.

Independence of Nominees for Director

      The Board has determined that all of the nominees standing for election at the 2004 Annual Meeting are independent of the Company. None of the nominees have any material relationship with the Company either directly, as a partner, shareowner, or as an affiliate of an organization that has a relationship with the Company or indirectly. The Board has made this determination based on the following:

•	No nominee for director is or has been an officer or employee of the Company or its subsidiaries or affiliates;

•	No nominee for director has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

•	No nominee for director has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a director;

•	No nominee for director is, or was within the past five years, employed by the independent auditors for the Company;

•	No executive officer of the Company serves on the compensation committee of any corporation that employs a nominee for director or a member of the immediate family member of any nominee for director;

•	No nominee for director is an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year; and

•	No nominee for director serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in fiscal year 2003 in excess of one percent of the organization’s charitable receipts.

Communications with the Board of Directors

      The Board believes that Management speaks for the Company. The Board and individual members may, from time to time, meet or otherwise communicate with various constituencies. However, it is expected that Board members will speak for the Company only with the knowledge of Management and, in most instances, at the request of Management. Shareowners may contact Non-Management members of the Board by sending written correspondence to the director at the following address:

, Director
Payless ShoeSource, Inc.
c/o Secretary
3231 SE Sixth Avenue
Topeka, KS 66007

      The Secretary will review and forward such correspondence to the Board members. The Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit or internal controls, or similar issues that is not addressed to a specific director, will be forward to the Chairman of the Audit and Finance Committee.

The Board and Committees of the Board

      The Board of Directors of the Company held a total of ten meetings during fiscal 2003. No Director attended less than 75% of the aggregate of (i) the total number of board meetings held during the period for which such Director held such office and (ii) the total number of meetings held by all Board committees on which such Director served during the periods that such Director served on such committee.

      The Board of Directors expects all directors to attend the Company’s Annual Shareholders’ Meeting. While the Board of Directors understands that there may be situations that prevent a director from attending an Annual Shareowners’ Meeting, the Board strongly encourages all directors to make attendance at all Annual Shareowners’ Meetings a priority. All directors nominated by the Board of Directors for election to the Board of Directors in 2003, as well as all other directors that did not stand for re-election, attended the Company’s Annual Shareowners’ Meeting held on May 22, 2003.

      Compensation of Directors. Management directors are not entitled to additional compensation for their service as a Director, attendance at Board or committee meetings or at meetings of the shareowners. Under the Company’s Restricted Stock Plan for Non-Management Directors, each Director, who is not an officer of Payless, receives 1,000 shares of Payless Common Stock upon joining the Board. For 2003, as of the date of the annual meeting, non-management directors were awarded an annual fee of $35,000 payable in Payless Common Stock and cash compensation of $35,000. All such shares of Payless Common Stock are subject to restrictions on transferability and to forfeiture. For 2003, the restricted stock portion of the annual fee was paid as 2,418 shares of Payless Common Stock per non-management director, as determined based upon the average of the high and low trading prices of the shares on the date of the annual meeting, May 22, 2003. Fees for any Director elected after the annual meeting of shareowners are prorated and the stock portion of compensation determined using the average of the high and low stock price on their date of election. The cash portion of the annual fee is earned (or vests if deferred) one-fifth on the date of each regular meeting of the Board following the annual meeting. The Deferred Compensation Plan for Non-Management Directors allows each Non-Management Director to defer receipt of any fee received for services as a Director, whether payable as restricted stock or cash, until after the calendar year in which the person ceases to serve as a Director.

      The Restricted Stock Plan for Non-Management Directors referred to above provides for the issuance of not more than 900,000 shares of Payless Common Stock, subject to adjustment for changes in the Company’s capital structure. Initial grant shares vest 20% per year over a five-year period following the date of the grant. The annual retainer shares vest on May 1 following the date of the grant. Shares awarded under the plan may not be sold during a person’s tenure as a Director. The Restricted Stock Plan for Non-Management Directors may not be amended in a manner that would increase the number of shares of Payless Common Stock issuable thereunder, change the class of persons eligible to participate thereunder or otherwise materially increase benefits or modify eligibility requirements without shareowner approval.

      Audit and Finance Committee. At its February 2004 meeting, the Audit and Finance Committee reviewed and amended its Charter which is attached hereto as Appendix A. The Audit and Finance Committee is solely responsible for selecting the Company’s independent public accountants, reviewing their independence, approving all engagements, and evaluating their performance. The Audit and Finance Committee reviews results of the audit for each fiscal year, all material accounting policies of the Company, the coordination between the independent public accountants and the Company’s internal auditing group, the scope and procedures of the Company’s internal audit work, the quality and composition of the Company’s internal audit staff, and maintains procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters. The Audit and Finance Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of the Company; debt ratings; short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of the Company; the Company’s capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers, commercial bankers, insurance companies, etc.; financial public relations and communication programs; profit sharing plan investments; financial aspects of proposed acquisitions and/or divestitures; and the Company’s insurance and risk management program.

      At each regularly scheduled meeting, the Audit and Finance Committee provides the internal and external auditors, the Chief Financial Officer and the General Counsel with opportunities to privately meet with the Committee. The Audit and Finance Committee is also authorized to retain legal, accounting or other advisors as it determines appropriate at the Company’s expense. The members of the Audit and Finance Committee, during the 2003 fiscal year, were Messrs. Murphy (Chairman), Fricke, McGovern (effective June 2003), Wheeler (May 2002 to June 2003) and Mr. Stark through May 2003, each of whom was an independent director as required by the rules of the New York Stock Exchange, Inc. (the “NYSE”). In addition, because Mr. Murphy serves on the audit committees of more than three public companies, pursuant to the listing standards of the NYSE, and after reviewing meeting attendance records and other matters it deemed relevant, the Board has determined that such simultaneous service on such audit committees would not impair Mr. Murphy’s ability to serve effectively on the Company’s Audit and Finance Committee. During the 2003 fiscal year, the Audit and Finance Committee met ten times.

      Compensation, Nominating and Governance Committee. At its February 2004 meeting, the Board of Directors approved the amended Charter of the Compensation, Nominating and Governance Committee (the “CN&G Committee”). The functions of the CN&G Committee include such matters as considering and recommending to the Board and the Company’s management the overall compensation programs of the Company, reviewing and approving the compensation payable to senior management of the Company and reviewing and monitoring the executive development efforts of the Company to assure development of a pool of management and executive personnel adequate for orderly management succession. The CN&G Commit-

tee reviews significant changes in employee benefit plans and stock related plans; serves as the “Committee” under the Company’s stock incentive plan, stock appreciation and phantom stock plan for international employees, executive incentive compensation plans, supplementary retirement plan and a deferred compensation plan. The CN&G Committee identifies and recommends candidates for Directors of the Board, Lead Director, members and chairpersons of committees and the successor to the chief executive officer. The CN&G Committee considers suggestions as to nominees for Directors from any source, including any shareowner. The CN&G Committee also coordinates the annual evaluation process for the Board of Directors and its standing committees, reviews the mandatory retirement policy for Directors, reviews conflicts of interest and develops and recommends a set of corporate governance principles. To be considered for the 2004 Annual Meeting, Director recommendations must be in writing, submitted to the Corporate Secretary of Payless at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, at least 75 and not more than 90 days prior to the 2004 Annual Meeting, and otherwise comply with the terms of the Company’s Bylaws.

      The CN&G Committee has authority to seek external professional advice. The Committee may from time-to-time, and is solely responsible for retaining and determining the compensation of any consulting firm used to identify director candidates or assist in evaluation of CEO, director or executive compensation. The members of the CN&G Committee during the last fiscal year were Ms. Mangum (Chairman) and Messrs. Boggan, Wheeler, and Zazulia (through March 2003) each of whom was a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and met the independence requirements of the NYSE. During the 2003 fiscal year, the CN&G Committee met nine times.

      Other Committees. In connection with the refinancing of the term portion of the Company’s credit facility in, and in connection with the refinancing of the Company’s revolving credit facility, the Company established a special pricing committee composed of Messrs. Fricke, Murphy and Wheeler. The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors.

Report of the Audit and Finance Committee

      The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

      In February 2004, the Audit and Finance Committee of the Board of Directors reviewed and amended its charter. The amended charter was approved by the full Board on February 26, 2004. The complete text of the charter is included as Appendix A to this proxy statement and is available on the Company’s Investor Relations website at www.paylessinfo.com.

      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control and the Company’s independent accountants have the responsibility for the examination of the Company’s financial statements. On behalf of the Board of Directors, the Audit and Finance Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and performance of the independent accountants, and the performance of the internal and external auditors.

      The Committee met ten times during fiscal 2003. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee regularly meets with the Company’s internal and external auditors, Chief Financial Officer and General Counsel each without the presence of Management.

      As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both Management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2003, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and a letter from Deloitte & Touche LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

      Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the Securities and Exchange Commission.

      The Audit and Finance Committee believes its membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise, but its members are not professionally engaged in the practice of accounting and are not experts in the fields of accounting or auditing.

      The Audit and Finance Committee also recommended the reappointment, subject to shareowner approval, of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal 2004.

Audit and Finance Committee:

Michael E. Murphy — Chairman

Howard R. Fricke
John F. McGovern*
Robert C. Wheeler**

* Joined the Committee effective as of June 2003

** Served on the Committee from May 2002 to June 2003

Report of the Compensation, Nominating and Governance Committee

      The following Report of the Compensation, Nominating and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

      The Compensation, Nominating and Governance Committee (the “CN&G Committee”) reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table on page 15.

      Compensation Philosophy. The Company’s basic compensation philosophy is that the compensation program should: 1) attract, retain and motivate highly qualified executives; 2) be competitive; 3) align the executive’s compensation with the Company’s objectives; and 4) be related to the value created for shareowners. Compensation for executive officers is comprised of a base salary, annual cash incentive opportunity and long-term cash and/or equity incentive opportunities. The CN&G Committee regularly reviews compensation based on the Company’s compensation philosophy, the performance of Payless and competitive practices. As part of its review of competitive pay levels, the CN&G Committee looks at the base salary levels and annual and long-term incentive levels of a broad group of companies, including some of the companies in the peer group represented in the Stock Price Performance graph on page 14 (the “Peer Group”), and other retail companies of similar size to Payless (the “Survey Companies”).

      Base Salary. Base salaries are targeted at approximately the 50th percentile of base salaries for comparable executive officer positions at the Survey Companies. The CN&G Committee annually reviews and may adjust base salaries based on the CN&G Committee’s discretionary assessment of each individual executive’s performance and competitive pay levels. Base salaries for all executive officers with the Company in their current position for more than one year increased an average of 4.2% percent during fiscal 2003.

      Cash Incentive Opportunities. The Payless ShoeSource, Inc. Incentive Compensation Plan (the “ICP”) provides an opportunity for all executive officers to earn incentives based on both annual and long-term results. The annual and long-term incentive opportunities are targeted between the 50th and 75th percentile of opportunities for comparable positions at the Survey Companies. Executive officers are eligible to receive annual cash awards for each fiscal year and long-term cash awards for long-term performance periods, typically of three years.

      The following paragraphs outline a summary of the incentive plans; the eligible participants; the compensation comparison group of companies; and the results from each of the plans. In 2002, the Company introduced a new incentive plan for annual and long-term incentives, the ICP. The previous plan is called the Executive Incentive Compensation Plan (the “EICP”). The participants in the long-term portion of the EICP will transition proportionately each year to the ICP.

      Compensation Comparison Group. For both the EICP and the ICP, the comparison group of companies consists of the following 14 companies (the “CCG”): The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco, Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Dollar General Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc.

      Summary of the Incentive Plans. The ICP provides for annual and long-term awards based on actual results as compared to pre-established financial performance measures. Awards under the ICP will be paid in cash. For fiscal year 2003, the annual component of the ICP award was based on the Company’s performance with respect to earnings before interest and taxes (“EBIT”). The long-term component of the ICP uses long-term performance periods, which operate concurrently (that is, a new performance period commences each year). Generally, each long-term performance period consists of three consecutive fiscal years. The long-term ICP award for 2003 was based upon a combination of the Company’s performance with respect to return on net assets (“RONA”) and EBIT over the long-term performance period. In addition, the long-term award is subject to adjustment based upon the Company’s total shareowner return as compared to the CCG over the performance period.

      The long-term component of the EICP utilized concurrent performance periods that were generally three consecutive fiscal years. Any awards earned for performance periods ending with fiscal 2003 will be paid in cash and are based on Company’s performance compared to pre-established financial performance measures. The performance measures for the long-term component of the EICP were based on the Company’s performance with respect to RONA and Earnings Per Share (“EPS”). Any awards earned under this formula may be adjusted based on the Company’s performance relative to the CCG and the Company’s stock price performance during the performance period. Finally, the CN&G Committee reserves the right to adjust upward or downward any award as determined under the ICP and/or the EICP; except that with respect to an employee deemed a “covered employee” under Section 162(m), no adjustments can be made to increase an award to that covered employee.

      Participants. The CN&G Committee in its sole discretion designates eligible employees as participants for a particular annual and/or long-term performance period under the ICP. For fiscal year 2003, all executive officers were eligible to receive annual awards under the ICP. For the long-term period, fiscal 2003-2005, fourteen associates, including all executive officers, will be eligible to receive long-term awards under the ICP. For the long-term component of the EICP relating to the performance period 2001-2003, nine associates are eligible for payments including all executive officers.

      In fiscal 2003, the CN&G Committee approved an increase in long-term incentive opportunities under the ICP for executive officers beginning with the performance period of 2003-2005. The increases were approved after a review of long-term incentive opportunities (both cash and stock) of a select group of companies. The target long-term incentive opportunity for the CEO was increased from 33.3% to 45% of eligible base salary, the target long-term incentive opportunity for the President was increased from 27.8% to 35% of eligible base salary, the target long-term incentive opportunity for other executive officers participating in the long-term portion of the ICP increased from 20% to 25% of eligible base salary.

      Annual Incentive Compensation Plan Calculations. Awards for the annual component of the ICP for fiscal year 2003 were calculated entirely based on actual performance as compared to the performance measure established at the beginning of the fiscal year under the ICP. The performance measure for the fiscal year 2003 was EBIT. The annual target opportunity for fiscal 2003 was 75% of eligible base salary for the CEO, 50% of eligible base salary for the President and 45% of eligible base salary for the other executive officers named in the Summary Compensation Table. For fiscal 2003 the threshold opportunity level was 25% of the target opportunity. The maximum award any individual can receive for the annual component of the ICP is $1,850,000. For the 2003 annual performance period, the Company’s performance was below the threshold performance levels for EBIT. As a result, no executive officer received an annual incentive award based on Company performance for fiscal year 2003.

      Long-Term Incentive Calculations. As noted above, incentive awards for the long-term performance period of 2001-2003 were calculated based on both the EICP and the ICP. Any awards earned under either long-term incentive program would be prorated as follows - one-third of any award earned under the EICP would be paid plus two-thirds of any award earned under the ICP.

      EICP Long-Term Incentive Calculations. The performance measures for the 2001-2003 performance period for the EICP plan were RONA and EPS. Under the EICP, if Payless ranks first through fourth among the CCG, the award for that measure is not less than the target award level; if Payless ranks fifth through seventh, the award for that measure is not less than threshold award level; and if Payless ranks twelfth through fifteenth, the award for that measure is not more than threshold award level. In each case, the Company’s relative rank is determined based on data reviewed by an independent public accounting firm. For 2003, Footstar, Inc. was excluded from the calculation because of its delayed reporting of results. Their exclusion did not have an impact on the amount of any potential payments. If awards were paid under the EICP, they would have been subject to automatic upward or downward adjustment to reflect the Company’s performance in EPS growth and RONA as compared to the CCG. Any awards under the EICP, after CCG adjustment, would then be modified upward or downward based on the Payless ShoeSource stock price appreciation over the performance period.

      Under the EICP, the target long-term opportunity for the 2001-2003 performance period was 33.34% of average base salary over the long-term performance period for the CEO, 27.78% of average base salary over the long-term performance period for the President and 20.00% of average base salary over the long-term performance period for the other executive officers named in the Summary Compensation Table. Under the EICP, the threshold long-term opportunity was 50% of the target opportunity.

      With respect to the EICP, for the three-year long-term performance period of fiscal years 2001-2003, the Company’s performance was below the threshold performance level for both long-term EPS and long-term RONA. As a result, no incentive was awarded based on Company performance. In addition, the Company’s rank relative to the companies comprising the CCG was 14th with respect to long-term RONA and 14th with respect to long-term EPS growth. Therefore, if there were an award for either component it would have been limited to threshold based on the Company’s relative rank. For the three-year long-term performance period, the price of the Company’s Common Stock decreased $11.47, which would have resulted in a 53.5% decrease in long-term bonuses, if any were being paid.

      ICP Long-Term Incentive Calculations. The performance measures for the ICP are RONA and EBIT. For the ICP, once threshold RONA is met, the long-term incentive is determined by multiplying EBIT by the appropriate percentage outlined in the Long-Term Incentive Plan Awards table. Awards between each RONA performance level are interpolated based on actual results. Awards under the ICP are also subject to automatic upward or downward adjustment based on the Company’s total shareholder return percentile rank as compared to the CCG.

      With respect to the ICP for the two-year long-term performance period, fiscal years 2002 and 2003, the Company’s performance was below the threshold performance level for RONA. As a result, no incentive was awarded based on Company performance. For the two-year long-term performance period, the Company’s total shareholder return percentile rank would have resulted in a 44.5% decrease in long-term cash incentives, if any were being paid.

      Incentive Payouts. The above performance resulted in the following annual and long-term incentive awards before any adjustments by the CN&G Committee:

	Annual Incentive Award	Long-Term Incentive Award
	(Percentage of Base Salary)	(Percentage of Base Salary)

CEO	0.0%	0.0%
President	0.0%	0.0%
Each other Executive Officer	0.0%	0.0%

      Annual Lump Sum Merit Awards. Each executive officer is eligible for a bonus of up to five percent of their base salary based upon achieving clearly exceeds ratings on both individual results and the Company’s guiding values during the annual performance appraisal process. In fiscal 2003, Mr. Lentz received such ratings and was awarded a lump sum payment of $15,000, which is reflected in the Summary Compensation Table under Annual Bonus.

      Long-Term Stock Incentives. Payless may provide long-term incentives with stock options, restricted stock, stock appreciation rights, phantom stock and/or performance units, which are designed to attract, retain and motivate management employees and relate their compensation directly to the performance of the Company’s Common Stock. The CN&G Committee, in its sole discretion, determines the mix of such awards. The CN&G Committee has adopted a program for long-term stock incentives with the goals of retaining and motivating executives, providing rewards commensurate with the growth in the value of Payless and aligning management interests more closely with those of Payless’ shareowners.

      In fiscal 2003, the Company reviewed its long-term stock incentive plan’s design. As part of the review, the Company’s long-term stock incentive award values were evaluated in relation to key competitors against whom the Company competes for talented employees. As a result of this review, the CN&G Committee authorized a grant to management employees in May 2003, including executive officers (except the CEO as addressed below) intended to serve as the long-term stock incentives for fiscal 2003. The authorized grant was awarded in stock options and restricted stock shares to domestic management employees in proportions as set forth by the committee, in their sole discretion. These grants, as authorized by the CN&G Committee in 2003, will vest in equal installments over the next three years on the anniversary date of the grant. The exercise price for stock option and stock appreciation right grants is the average of the Company’s high and low stock price on the date of grant. The CN&G Committee plans to review data on long-term stock incentive awards from the competitive marketplace on a periodic basis and authorize awards, if appropriate, within its sole discretion.

      In November 2003, the CN&G committee authorized a grant of stock appreciation rights on 420,000 shares of Company Common stock and 140,000 performance units to the CEO in fulfillment of a commitment made by the Committee on March 15, 2001. These grants will both vest in equal installments beginning May 23, 2004, and on the next three anniversaries thereafter. The exercise price for the stock appreciation rights equals the average of the Company’s high and low stock price on the date of grant. The value of the performance units equals the average of the company’s high and low stock price on the vesting dates.

      CEO Pay. Based on the Company’s compensation philosophy and a review of CEO base salary levels for a select group of peers, the base salary for the CEO was increased by approximately 5.2%. Effective April 27, 2003, the Committee authorized that the CEO’s base salary be increased from $860,000 to $905,000.

      The CEO’s incentive award (both annual and long-term) for 2003 of $0 was determined entirely by the quantitative criteria set forth above.

      Executive Stock Ownership. Payless believes that it is important for every executive of Payless to establish and maintain an equity ownership interest in Payless. In light of changes in market conditions since 2000, proposed changes in rules regarding equity based compensation, and changes in relative competitiveness in compensation packages, the existing guidelines have been suspended pending review by the CN&G Committee.

      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The CN&G Committee currently intends to structure performance-based compensation, including equity grants, stock appreciation rights, performance units and annual and long-term incentives, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The CN&G Committee, however, may award non-deductible compensation in circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and other uncertainties including but not limited to the Company’s stock price, no assurance can be given, notwithstanding the Company’s stated intentions, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

Compensation, Nominating and Governance Committee: Mylle H. Mangum — Chairman Daniel Boggan Jr. Robert C. Wheeler

Stock Price Performance

      The graph below compares the cumulative total shareowner return on Payless Common Stock against the cumulative returns of the Standard and Poor’s Corporation Composite Index (the “S&P 500 Index”), the Former Peer Group and the Current Peer Group, some of which are competitors and many of which were used in determining bonuses under the Company’s performance based incentive plans.

Reasons for Change in Peer Group

      The SEC rules require each public company to include a performance graph which includes a comparison of the company’s performance to a published line-of-business or self constructed peer group.

      If a company uses a self-constructed peer group that group must be weighted based upon the market capitalization of each company in the self-constructed peer group. As a result, the Former Peer Group is largely reflective of the performance of Wal-Mart Stores, Inc. and Target Corporation.

      Therefore, a new self-constructed peer group is being used which consists solely of footwear and specialty retailers which more accurately gives a basis of comparing our performance.

Comparison of Five Fiscal Year Cumulative Returns of the Company, the S&P 500 Index

and Former Peer Group and Current Peer Group

	1998	1999	2000	2001	2002	2003

Payless	$100.00	$79.11	$133.79	$112.57	$91.90	$78.27
S&P 500	100.00	110.35	109.35	91.70	70.59	95.00
Former Peer Group	100.00	117.65	119.84	125.24	100.95	120.85
Current Peer Group	100.00	93.02	90.94	69.66	62.96	86.96

      The graph assumes $100 was invested on January 30, 1999, (the end of fiscal 1998) in Payless Common Stock, in the S&P 500 Index, the Former Peer Group and the Current Peer Group, and assumes the reinvestment of dividends.

      Companies comprising the Former Peer Group are: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Dollar General Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc.

      Companies comprising the Current Peer Group are: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., and The Stride Rite Corporation.

Executive Compensation

      The table below shows the compensation paid or accrued by the Company on behalf of the CEO and the Company’s five other most highly compensated executive officers (determined as of the end of the last fiscal year) for the last three fiscal years ended January 31, 2004 (“2003”), February 1, 2003 (“2002”), and February 2, 2002 (“2001”), respectively or such shorter time as may be required.

SUMMARY COMPENSATION TABLE

					Awards

		Annual Compensation					Payouts
						Securities
				Other		Underlying	Long-Term
Name and	Fiscal		Annual	Annual	Restricted	Stock	Incentive	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Stock Awards(4)	Options	Payouts(5)	Compensation(6)

Steven J. Douglass	2003	$894,615	$0	$155,523	$1,821,400	420,000	$0	$0
Chairman of the	2002	860,000	0	46,354	0	0	0	4,163
Board and Chief	2001	845,000	0	56,404	0	360,000	0	2,940
Executive Officer
Duane L. Cantrell	2003	644,231	0	36,107	54,019	17,500	0	0
President	2002	544,231	0	28,494	0	48,000	0	4,163
	2001	429,990	0	—	0	0	0	2,940
John N. Haugh(7)	2003	268,077	0	—	21,608	6,500	0	219,616
Senior Vice President	2002	350,000	0	—	0	0	0	4,163
Marketing	2001	343,475	53,321	—	0	0	0	164,383
Jay A. Lentz	2003	316,846	15,000	—	21,608	6,500	0	0
Senior Vice President	2002	257,692	0	—	0	0	0	24,996
Human Resources	2001	232,904	3,219	—	0	45,000	0	2,840
Ullrich E. Porzig	2003	331,154	0	—	21,608	6,500	0	0
Senior Vice President	2002	322,000	0	—	0	0	0	4,163
Chief Financial Officer	2001	316,950	0	—	0	0	0	2,940
and Treasurer
Darrel J. Pavelka	2003	322,115	0	—	21,608	6,500	0	0
Senior Vice President
International Operations

(1)	“Salary” reflects amounts paid to or deferred by the named executive officers during each fiscal year. Annual salary changes for each of the named executive officers normally occur on or about May 1 of each year.

(2)	“Annual Bonus” reflects the annual portion of the bonus paid under the Company’s Incentive Compensation Plan, lump sum award as determined by the Performance Management System and any signing bonus pursuant to any executive officer’s employment agreement. It also includes amounts deferred by the particular officer.

(3)	“Other Annual Compensation” includes forms of compensation required to be reported under applicable SEC rules. For 2003, “Other Annual Compensation” includes for Mr. Douglass, $6,187 of imputed income due to life insurance and long-term disability insurance coverage paid by Payless, $12,938 of automobile allowance, $34,823 of imputed income due to personal use of an airplane owned by the Company, $9,350 for premiums under the Executive Medical Plan paid by the Company and $92,225 for professional fees paid by the Company; and for Mr. Cantrell $2,468 of imputed income due to life insurance and long-term disability insurance coverage paid by the Company, $15,205 of automobile allowance, $9,085 of imputed income due to personal use of an airplane owned by the Company and $9,350 for premiums under the Executive Medical Plan paid by the Company. For 2002, “Other Annual Compensation” includes for Mr. Douglass, $8,354 of imputed income due to life insurance and long-term disability insurance coverage paid by the Company, $13,991 of automobile allowance, $13,363 of imputed income due to personal use of an airplane owned by the Company, $7,746 for premiums under the Executive Medical Plan paid by the Company and $2,900 for tax form preparation fees paid by the Company; and for Mr. Cantrell $2,213 of imputed income due to life insurance and long-term disability insurance coverage paid by the Company, $13,541 of automobile allowance, $4,993 of imputed income due to personal use of an airplane owned by the Company and $7,746 for premiums under the Executive Medical Plan paid by the Company. For 2001, “Other

Annual Compensation” includes for Mr. Douglass, $12,962 of imputed income due to life insurance coverage paid by the Company, $12,942 of automobile allowance, $22,100 of imputed income due to personal use of an airplane owned by the Company, $5,500 for premiums under the Executive Medical Plan paid by the Company and $2,900 for tax form preparation fees paid by the Company.

(4)	The dollar value of restricted stock/performance unit awards is equal to the average of the high and low prices of Payless Common Stock on the date of the grant, multiplied by the total number of shares/units granted to the named executive officer. The aggregate number of shares/units of restricted stock on which the restrictions and performance units have not lapsed and the value of such restricted stock and performance units owned by each of the named executive officers as of the end of the fiscal year 2003 (at $13.485, the average of the high and low price) was $2,036,208 for Mr. Douglass, representing 10,998 shares and 140,000 performance units; $171,920 for Mr. Cantrell, representing 12,749 shares; no shares for Mr. Haugh; $35,034 for Mr. Lentz, representing 2,598 shares; $57,972 for Mr. Porzig representing 4,299 shares; and $57,972 for Mr. Pavelka representing 4,299 shares.

(5)	“Long-term Incentive Payouts” represents the long-term portion of the bonus paid under the Company’s Executive Incentive Compensation Plan and the Incentive Compensation Plan. It includes long-term incentive payout deferred by the particular officers.

(6)	“All Other Compensation” represents the Company’s contribution to the named executive officer’s account in the Company’s profit sharing plan. In addition, “All Other Compensation” includes payments in 2003 made or to be made under Mr. Haugh’s Separation Agreement. In 2002, “All Other Compensation” includes payments to relocate Mr. Haugh of $22,978. In 2001, “All Other Compensation” also includes payments to relocate Mr. Haugh of $161,443.

(7)	Mr. Haugh resigned effective October 31, 2003.

     Stock Option Awards. The following table provides certain information concerning individual grants of stock options and stock appreciation rights (“SARs”) made to the named executive officers during the last fiscal year.

STOCK OPTION/ SARS GRANTS IN FISCAL 2003

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees In	Exercise Price	Expiration	Grant Date
Name	Granted	Fiscal Year	Per Share	Date	Fair Value(1)

Steven J. Douglass	420,000(2)	51.4%	$13.01	11/18/2013	$2,820,313
Duane L. Cantrell	17,500(3)	2.1%	14.41	5/23/2013	123,933
John N. Haugh	6,500(3)	0.8%	14.41	5/23/2013	46,032
Jay A. Lentz	6,500(3)	0.8%	14.41	5/23/2013	46,032
Ullrich E. Porzig	6,500(3)	0.8%	14.41	5/23/2013	46,032
Darrel J. Pavelka	6,500(3)	0.8%	14.41	5/23/2013	46,032

(1)	The grant date fair value was determined using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option or SARs term, risk-free interest rates, stock price volatility and dividend yield. The actual value, if any, the holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option or SARs is exercised. The model assumes: (a) an option or SARs term of 10 years, which represents the length of time between the grant date of options or SARs and the latest possible exercise date by the named executive officers; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to the term of the option or SARs term; (c) stock price volatility calculated based on the historic volatility of the Company’s stock price since April 1996; and (d) dividends at the rate of $0 per share, the annual dividend rate with respect to a share of the stock on the grant date.

(2)	SARs granted to Mr. Douglass on November 18, 2003, have a term of 10 years. The SARs will vest in four equal installments beginning on May 23, 2004, and on each anniversary thereafter. The SARs exercise price equals the average of the high and low trading prices of the Company’s stock on the grant date.

(3)	Options granted on May 23, 2003, under the 1996 Stock Incentive Plan, have a term of 10 years and will vest in equal installments on each of the first three anniversaries of the grant. The option exercise price equals the average of the high and low trading prices of the Company’s stock on the grant date.

     The following table presents information with respect to options exercised in fiscal year 2003 and unexercised and exercised options held by the named executive officers on January 31, 2004:

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2003

AND FISCAL YEAR-END OPTION VALUES

			Number of Shares of Payless
			Common Stock Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Shares		Fiscal-Year End		Fiscal-Year End(1)
	Acquired on	Value
Name	Exercise	Realized	Unexercisable	Exercisable	Unexercisable	Exercisable

Steven J. Douglass	—	$—	821,250	759,750	$201,600	$—
Duane L. Cantrell	—	—	92,500	272,814	—	195,254
John N. Haugh	—	—	—	43,875	—	—
Jay A. Lentz	—	—	34,850	68,550	—	—
Ullrich E. Porzig	—	—	21,125	137,625	—	95,265
Darrel J. Pavelka	—	—	21,125	79,314	—	29,426

(1)	“In-The-Money Options” are options outstanding at the end of 2003 fiscal year for which the fair market value of Payless Common Stock at the end of the 2003 fiscal year ($13.49 per share) exceeded the exercise price of the options. Value is determined based on the difference between fair market value at the end of the 2003 fiscal year and the exercise price.

     Long-Term Awards. During the 2003 fiscal year, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal year period 2003-2005. The following table shows the maximum long-term cash awards payable to each of them for these long-term periods. The estimates below assume that the individuals remain eligible to participate throughout the long-term performance period. Actual payments may range from $0 to a maximum award value of $1,500,000.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2003

			Estimated Target	Estimated Maximum
	Performance or Other	Estimated Threshold Future	Future Payouts	Future Payouts
	Period	Payouts Under Non-Stock	Under Non-Stock	Under Non-Stock
Name	Until Maturation of Payout	Price Based Plan(1,2)	Price Based Plan(1,3)	Price Based Plan(1,4)

Steven J. Douglass	Three Fiscal Year Period (2003-2005) Ending 1/28/06	0.0158% of 3 yr. Cumulative EBIT	0.0448% of 3 yr. Cumulative EBIT	0.1028% of 3 yr. Cumulative EBIT
Duane L. Cantrell	Three Fiscal Year Period (2003-2005) Ending 1/28/06	0.0093% of 3 yr. Cumulative EBIT	0.0263% of 3 yr. Cumulative EBIT	0.0604% of 3 yr. Cumulative EBIT
John N. Haugh(5)	Three Fiscal Year Period (2003-2005) Ending 1/28/06	0.0037% of 3 yr. Cumulative EBIT	0.0105% of 3 yr. Cumulative EBIT	0.0241% of 3 yr. Cumulative EBIT
Jay A. Lentz	Three Fiscal Year Period (2003-2005) Ending 1/28/06	0.0034% of 3 yr. Cumulative EBIT	0.0097% of 3 yr. Cumulative EBIT	0.0222% of 3 yr. Cumulative EBIT
Ullrich E. Porzig	Three Fiscal Year Period (2003-2005) Ending 1/28/06	0.0032% of 3 yr. Cumulative EBIT	0.0091% of 3 yr. Cumulative EBIT	0.0208% of 3 yr. Cumulative EBIT
Darrel J. Pavelka	Three Fiscal Year Period (2003-2005) Ending 1/28/06	0.0033% of 3 yr. Cumulative EBIT	0.0094% of 3 yr. Cumulative EBIT	0.0216% of 3 yr. Cumulative EBIT

(1)	The estimates above assume that the individuals remain eligible to participate throughout the long-term performance period. Actual payments may range from $0 to a maximum award value of $1,500,000.

(2)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of February 2, 2003, achievement of threshold 3 year Average RONA performance goals, and Company stock performance compared to the CCG such that no downward adjustment is required for any award.

(3)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of February 2, 2003, achievement of target 3 year Average RONA performance goals, and Company stock performance compared to the CCG such that no downward adjustment is required for any award.

(4)	Individual percentages of the 3 yr. Cumulative EBIT are based on annual base salaries as of February 2, 2003, achievement of maximum 3 year Average RONA performance goals, and the Company’s stock price has appreciated significantly relative to the CCG to result in a maximum incentive adjustment.

(5)	The Long Term Incentive award payment for Mr. Haugh will be prorated by 9/36, reflecting his separation from Payless in October of 2003.

     Profit Sharing Plans and Supplementary Retirement Plan. The Company’s executive officers may participate in the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan. Company contributions to this plan are related to the Company’s performance each year. Subject to the Company’s discretion each year, the Company expects to contribute annually 2.5% of its pretax net profits to this plan and the plan for Puerto Rico associates. Eligible employees are able to contribute voluntarily to the profit sharing plans on both a before-tax and after-tax basis under Section 40l (k) of the Code. Eligible employees are also able to direct that the Company’s contribution to their accounts and/or their voluntary contributions be invested in a Payless Common Stock fund or in one of several other investment funds.

      The Company does not have a broad-based, defined benefit retirement plan. The Company does, however, have a supplementary retirement plan (the “Supplementary Plan”) covering employees who have had compensation in a calendar year equal to at least twice the amount of “wages” then subject to the payment of old age, survivor and disability insurance Social Security taxes. Under the Supplementary Plan, covered employees become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of total annual salary and cash incentives (reported as salary and annual and long-term bonus in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years, reduced by (ii) primary Social Security benefits, benefits provided under the Company’s profit sharing plan and, benefits under retirement plans operated by May which may be payable to the employee and, if appropriate, by amounts to reflect early retirement. Benefits are payable upon retirement after reaching age 55 and completing at least 5 years of service. The Supplementary Plan also provides that the current CEO is entitled to benefits before reaching age 55 if his employment is terminated without cause (as defined in the Supplementary Plan), due to disability or due to a “Change in Control of the Company” (as defined in the Supplementary Plan). The minimum benefit under the Supplementary Plan is the amount of benefits provided by the Company which would have been payable under the Company’s profit sharing plan and employer provided benefits under the May Profit Sharing Plan and May Retirement Plan, determined without regard to any statutory limits, less the amount of benefits actually payable under those plans.

      The Supplementary Plan provides that, in the event of a “Change in Control of the Company,” vesting would be accelerated in limited circumstances and benefits would not be forfeitable. The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 2004 at age 65) for persons in specified compensation and years of service classifications covered by the Company’s profit sharing plan and, if eligible, the Supplementary Plan. The individuals named in the Summary Compensation Table had, as of December 31, 2003, the following years of service, respectively: Mr. Douglass, 28 years; Mr. Cantrell, 25 years; Mr. Haugh, 4 years; Mr. Lentz, 15 years; Mr. Porzig, 19 years; and Mr. Pavelka, 23 years.

	Years of Service

Average Annual Earnings	20	25 or more

$500,000	$200,000	$250,000
600,000	240,000	300,000
700,000	280,000	350,000
800,000	340,000	400,000
900,000	360,000	450,000
1,000,000	400,000	500,000
1,100,000	440,000	550,000
1,200,000	480,000	600,000
1,300,000	520,000	650,000
1,400,000	560,000	700,000
1,500,000	600,000	750,000

      Employment Contracts, Termination of Employment and Change of Control Arrangements. Each of the executive officers named in the Summary Compensation Table have individual contracts of employment with the Company which automatically renew unless otherwise terminated. If not otherwise terminated, Mr. Douglass’ agreement terminates when he attains the age of 65. Each of the agreements provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table, annual and long-term bonuses as described in the Report of the CN&G Committee, equity grants and other benefits generally available to the Company’s executive officers and described in their respective employment agreements. In addition, each of the agreements prohibit each of the executives from entering into competing activities. Mr. Douglass’ employment agreement modifies the definition of compensation for purposes of the Company’s Supplementary Plan by excluding the value of his performance units and stock appreciation rights from the definition of compensation and providing for a lump sum cash payment under certain circumstances.

      Payless has also entered into Change of Control agreements with the executive officers named in the Summary Compensation Table. The Change of Control agreements generally provide that the executive is entitled to benefits if the executive is terminated for other than cause, death, or disability or if the executive terminates for “Good Reason” (as defined in the agreement) (i) within three years of a “Change of Control” (as defined in the agreement) occurring; or (ii) within twelve months of a “Potential Change of Control” (as defined in the agreement). A termination by an executive within 30 days after the first anniversary of a Change of Control will be deemed a termination for Good Reason. Under the agreements, a Change of Control would include any of the following events: (i) any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities; (ii) a majority of the Company’s Directors are replaced and not approved by the “Incumbent Board” (as defined in the agreement); (iii) consummation of certain mergers or a sale of all or substantially all of the Company’s assets; or (iv) shareowners approve a liquidation of the Company. Upon a covered termination of employment, the agreements provide a lump sum payment equal to the aggregate of (i) three times the sum of (x) base salary at termination or, if greater, base salary immediately prior to the change of control plus (y) highest bonus in previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control and (ii) a cash payment for cancellation of stock options or stock appreciation rights.

      Each agreement provides that the executive shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans plus any benefit the executive would receive with an additional five years of age and service under the Company’s post retirement programs; (ii) unreduced benefits under the Company’s Supplementary Retirement Plan if the executive is between 50 and 55 and is terminated within five years of a Change of Control other than for Cause (as defined in the agreement) or Executive terminates their employment for Good Reason; and (iii) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in the executive receiving at least 110 percent of the safe harbor amount and in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

      In addition, in the event of a Change of Control, (i) amounts deferred under the Company’s deferred compensation plan will be immediately distributed to participants in a lump sum cash payment; (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable; (iii) all restrictions on any restricted or phantom stock units will lapse and such shares and units will become fully vested; and (iv) any performance units will be earned and become fully payable.

      Separation Agreement with John N. Haugh. In November 2003, the Company entered into a Separation Agreement and General Release, as amended (the “Separation Agreement”) with John N. Haugh. Pursuant to the Separation Agreement, Mr. Haugh served as Senior Vice President/ Chief Marketing Officer — Business Development through October 31, 2003. Mr. Haugh will be paid his current base salary on normal pay dates through May 1, 2004. In addition, the Company will pay Mr. Haugh a prorated portion of the annual and long-term 2003-2005 bonus and a prorated portion of the annual and long-term 2002-2004 bonus. Mr. Haugh is also entitled to receive a special bonus payment of $27,500. Mr. Haugh provided the Company with a release and remains subject to certain portions of his employment agreement regarding non-competition with the Company.

Beneficial Stock Ownership of Directors, Nominees, Executive Officers and Persons Owning More Than Five Percent of Common Stock

      The following table sets forth certain information known to the Company regarding beneficial ownership of Payless Common Stock as of April 1, 2004, (including shares of the Company’s Common Stock held in the Payless Profit Sharing Plan account for executive officers) by (a) each person known by Payless to own beneficially more than 5% of the Payless Common Stock, (b) each Director and nominee for election as a Director of Payless and each of the executive officers named in the Summary Compensation Table on page 15, and all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Payless Profit Sharing Plan constitute less than one percent of Payless Common Stock (see note (5) below).

      On April 1, 2004, there were 67,965,427 shares of Common Stock outstanding.

	Shares Beneficially
	Owned as of	Percent
Name	April 1, 2004	of Class

Holders of More than Five Percent of Common Stock
Sterling Capital Management LLC(1)	7,062,375	10.4
Lord, Abbett & Co.(2)	6,913,120	10.2
Pzena Investment Management, LLC(3)	6,189,879	9.1
Artisan Partners Limited Partnership(4)	4,288,000	6.3

Directors, Nominees and Executive Officers(5)
Daniel Boggan Jr.(6)	—	*
Michael A. George(6)	—	*
Howard R. Fricke(6)(7)	21,120	*
Mylle H. Mangum(6)	300	*
John F. McGovern(6)	—	*
Michael E. Murphy(6)(8)	19,323	*
Robert C. Wheeler(6)	—	*
Steven J. Douglass(9)	1,060,881	1.5
Duane L. Cantrell(9)(10)	358,317	*
Jay A. Lentz(9)	93,621	*
Ullrich E. Porzig(9)(11)	210,942	*
Darrel J. Pavelka (9)(10)	122,804	*
All directors, nominees and Executive officers as a group (13 Persons)(6)(9)(10)	1,929,795	2.8

*	Less than one percent.

(1)	Information based on Amendment 2 to Schedule 13G filed on January 9, 2004, Sterling Capital Management LLC(“Sterling”), Sterling MGT, Inc., (“Sterling Management”), Mr. Eduardo A. Brea, Alexander W. McAlister, David M. Ralston, Brian R. Walton and Mark Whalen (together, “Sterling Group”) reported beneficial ownership of 7,062,375 shares. Sterling is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Sterling Management is the Managing Member of Sterling; and Messrs. Brea, McAlister, Ralston Walton and Whalen are controlling Shareholders of Sterling Management. Sterling Group has shared power to vote or to direct the vote and shared power to dispose or to direct disposition of all 7,062,375 shares. Sterling Group’s address is 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(2)	Information based on Schedule 13G filed on February 4, 2004. The address of Lord, Abbett and Co. is 90 Hudson Street, Jersey City, NJ 07302.

(3)	Information based on Amendment 2 to Schedule 13G filed on February 12, 2004. The address of Pzena Investment Management, LLC is 120 West 45th Street, 34th Floor, New York, NY 10031.

(4)	Information based on a Schedule 13G filed on January 23, 2004, Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation, (“Artisan Corp.”), Andrew A. Ziegler and Carlene Murphy Ziegler (together, “Artisan”) reported beneficial ownership of 4,288,000 shares. Artisan Partners is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp. Artisan has shared power to vote or to direct the vote and shared power to dispose or to direct disposition of all 4,288,000 shares. These shares have been acquired on behalf of discretionary clients of Artisan Partners.

Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, these shares. Artisan’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(5)	The Payless profit sharing plans provide for an investment fund which is invested in shares of Payless Common Stock (the “Payless Profit Sharing Plan Common Stock Fund”). As of April 1, 2004, the trusts under the Payless profit sharing plans owned approximately 1,366,260 shares of Payless Common Stock (approximately 2.0% of the shares of Payless Common Stock outstanding) in the Payless Profit Sharing Plan Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Payless profit sharing plans.

(6)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of April 1, 2004, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan — 16,648 units; Mr. Fricke — 15,474 units; Mr. George — 1,693 units; Ms. Mangum — 15,201 units; Mr. McGovern — 6,436 units; Mr. Murphy — 4,242 units, and Mr. Wheeler — 8,571 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless common stock.

(7)	Includes 12,000 shares owned by Mr. Fricke’s spouse.

(8)	Includes 3,000 shares held by a limited partnership of which Mr. Murphy and his spouse are the sole partners.

(9)	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before May 31, 2004 as follows: Steven J. Douglass — 876,000 shares; Duane L. Cantrell — 310.898 shares; Jay A. Lentz — 87,817 shares; Darrel Pavelka — 96,106 shares, Ullrich E. Porzig — 154,417 shares; and all Directors, nominees and executive officers as a group — 1,561,254 shares.

(10)	Does not include units credited to accounts under the Company’s Deferred Compensation Plan. As of April 1, 2004, Mr. Cantrell had 19,274 units credited to his account and Mr. Pavelka had 2,638 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless Common Stock.

(11)	Mr. Porzig’s ownership includes 45,465 shares held by family trusts and 384 owned by his children.

Principal Accounting Fees and Services

      The following table presents fees for professional services rendered by the Company’s principal accounting firm and fees billed for other services for fiscal 2003 and fiscal 2002. For the period beginning May 2002, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their affiliates (collectively “DT”) served as the Company’s principal accounting firm. For the period ending May 2002, Arthur Andersen and their affiliates served as the Company’s principal accounting firm.

	Fiscal	Fiscal 2002
	2003
			Arthur
	D&T	D&T	Andersen	Total

	(in thousands)
Audit Fees	$997	$537	$11	$548
Audit-Related Fees(a)	589	189		189
Tax Fees(b)	38	626	473	1,099
All Other Fees(c)	176	28	29	57
Total	$1,800	$1,380	$513	$1,893

(a)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to the performance of due diligence, accounting consultation regarding the application of GAAP to proposed transactions, audits for international subsidiaries and joint ventures, Sarbanes-Oxley advisory services, and audits of employee benefit plans.

(b)	Tax Fees consist of the aggregate fees billed for professional services for tax compliance, tax advice and tax planning (domestic and international).

(c)	All Other Fees consist principally of international consulting services.

     The Audit and Finance Committee’s policy on the use of the Company’s independent public accountant requires pre-approval of all services. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit and Finance Committee consistent with its policy. Prior to approving services, the Committee or its designee concluded that the provision of such services by DT was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

* * * * * * * * *

PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004

Proposal II on the accompanying proxy card.

      The Audit and Finance Committee appointed DT to serve as the Company’s independent auditors for the fiscal year ending January 29, 2005, subject to ratification by the shareowners at the Annual Meeting. DT served as the Company’s auditors for the fiscal year ended January 31, 2004, fiscal 2003.

      A member of the firm of DT will be present at the meeting to make such statements as that firm may desire and to answer appropriate shareowner questions.

      On May 24, 2002, the Company determined for itself and on behalf of its subsidiaries, to not re-engage its independent auditors, Arthur Andersen LLP (“AA”), and to engage DT to serve as its new independent auditors for fiscal 2002. The change in auditors became effective May 24, 2002. This determination was recommended by Payless’ Audit and Finance Committee and approved by Payless’ Board of Directors.

      AA’s reports on Payless’ consolidated financial statements for each of the years ended February 2, 2002, and February 3, 2001, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      The affirmative vote of holders of a majority of shares represented and entitled to vote at the meeting will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted in determining whether this proposal has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL II, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

* * * * * * * * *

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance:

      Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and greater than ten percent beneficial owners (“Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Payless Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. During the last year, the Company performed a review of all Section 16 filings. As a result of that review, it was determined that a portion of director’s fees deferred as stock units had not been accurately reported in 2001, 2002 and 2003 for Messrs. Boggan and Fricke and in 2003 for Mr. Stark. Each of the filings was later amended. To the Company’s knowledge, all other Section 16(a) filing requirements applicable to Reporting Persons were timely met during the fiscal year ended January 31, 2004.

Other Business:

      Under the laws of the State of Delaware, where Payless is incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareowners has been given. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, except as otherwise required by law.

Persons with Disabilities:

      We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under “Questions” below.

Outstanding Shares:

      On April 1, 2004, the record date, 67,965,427 shares of common stock were outstanding. Each share of common stock has one vote.

How We Solicit Proxies:

      Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. The Company pays the costs of soliciting this proxy. We are paying D.F. King & Co., Inc. a fee of $7,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareowner Proposals for Next Year:

      The deadline for shareowner proposals for next year’s meeting is December 17, 2004. On written request, the Secretary will provide detailed instructions for submitting proposals.

Questions:

      If you have questions or need more information about the Annual Meeting of Shareowners, write to:

Secretary Payless ShoeSource, Inc. 3231 Southeast Sixth Avenue Topeka, KS 66607

or call us at (785) 233-5171.

      For information about your record holdings you may call Payless Shareowner Services at 1-800-884-4225. For information about your holdings in the Payless Stock Ownership Plan you may call 1-888-744-7463. We also invite you to visit the Company’s Investor Relations website at http://www.paylessinfo.com. Internet site materials are for your general information and are not part of this proxy solicitation.

By Order of the Board of Directors,

Michael J. Massey
Secretary

April 16, 2004

Appendix A

CHARTER FOR THE AUDIT AND FINANCE COMMITTEE

Function and Purpose

      The purposes of the Audit and Finance Committee are to:

(1)	Assist with Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent public accountants’ qualifications and independence, and (iv) the performance of the independent public accountants and the Company’s internal audit function; and

(2)	prepare the report required to be prepared by the audit committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

      The Audit and Finance Committee shall aid the Board of Directors in undertaking and fulfilling its responsibilities for financial reporting to the public, shall provide oversight, shall provide support for management’s efforts to enhance the quality of the Company’s controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company’s external and internal auditors. In addition, the Committee shall review the financial policies, plans and structure of the Company.

Composition and Term

      The Committee shall be a Committee of the Board comprised exclusively of at least three (3) independent non-management directors each of whom the Board has determined has (i) no material relationship with the Company; (ii) is otherwise “independent” under the Rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934; and (iii) is “financially literate.” At least one member of the Audit and Finance Committee must have “accounting or related financial management expertise,” as such qualifications are interpreted by the Board of Directors in its business judgment. The Board shall endeavor to have at least one member of the Audit and Finance Committee who is an “audit committee financial expert,” as defined by the rules of Securities and Exchange Commission (the “SEC”). If the Board has determined that a member of the Audit and Finance Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management expertise.

      No director may serve as a member of the Audit and Finance Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit and Finance Committee, and discloses this determination in the Company’s annual proxy statement.

      The Committee members shall be appointed for one year terms at the annual meeting of the Board, upon the recommendation of the Compensation, Nominating and Governance Committee. The chairman shall be designated by the Board.

Administrative Matters

      The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than four times each year. The Committee shall report to the full Board of Directors at the first Board meeting following each such Committee meeting.

      The Committee shall provide the internal and external auditors, the Chief Financial Officer and General Counsel with appropriate opportunities to meet privately with the Committee at each regularly scheduled meeting. Prior to the public release of quarterly and annual earnings, such public release, as well as any financial information and earnings guidance provided to analysts and ratings agencies, shall be reviewed either with the Chairman of the Committee or if the Chairman is unavailable, with another committee member designated by the Committee or the Chairman.

      The Audit and Finance Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

      The Company shall provide for appropriate funding, as determined by the Audit and Finance Committee, in its capacity as a committee of the Board, for payment of:

(1)	Compensation to the independent public accountant and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(2)	Compensation of any advisers employed by the Audit and Finance Committee; and

(3)	Ordinary administrative expenses of the Audit and Finance Committee that are necessary or appropriate in carrying out its duties.

Duties and Responsibilities

      The duties of the Committee shall include the following:

(1)	(a) selection of the firm of independent public accountant and auditors to examine the books and accounts of the Company for each fiscal year; (b) direct responsibility for the appointment, compensation, retention and oversight of the work of the independent public accountant, who shall report directly to the Audit and Finance Committee, including the resolution of disagreements between management and the independent public accountant regarding financial reporting; (c) direct responsibility for the appointment, compensation, retention and oversight of the work of any registered public accounting firm, other than the independent public accountant, engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall report directly to the Audit and Finance Committee; (d) review of the independence of the independent public accountant and auditors; (e) approval of all engagements of the independent public accountant and auditors, including all audit and permitted non-audit services, the proposed fees and the reports to be rendered; (f) evaluation of the performance of the independent public accountant; and (g) set clear hiring policies for employees or former employees of the independent public accountants;

(2)	at least annually, obtain and review a report by the independent public accountant describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company;

(3)	review the results of the audit for each fiscal year of the Company, which review should cover and include, among other things, the audit report, the published financial statements, the “Management letter” prepared by the independent public accountant and auditors, any other pertinent reports and management’s responses concerning that the management letter and any material accounting issues among management, the Company’s internal audit staff and the independent public accountants and auditors;

(4)	discuss the company’s annual audited financial statements and quarterly financial statements with management and the independent public accountant, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(5)	review all material accounting policies (and changes therein) of the Company;

(6)	review the coordination between the independent public accountant and auditors and the Company’s internal auditing group and review the scope and procedures of the Company’s internal audit work and whether such scope and procedures are adequate to attain the internal audit objectives, as determined by the Company’s management and approved by the Committee and review the quality and composition of the Company’s internal audit staff;

(7)	review with the independent public accountant any audit problems or difficulties and management’s response;

(8)	prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

(9)	review and reassess the adequacy of the Committee charter on an annual basis; and

(10)	maintain procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters

(11)	monitor compliance with the Company’s policies on business conduct;

(12)	discuss, review and make recommendations, when appropriate, to the Board with respect to the following matters:

•	the financial policies of the Company, including but not limited to debt ratings, short term vs. long term debt positions, debt/equity ratios, fixed charge coverage, working capital and bank lines and dividend policy;

•	the long-range financial plans of the Company;

•	the Company’s capital expenditure program including rate of return standards and evaluation methods;

•	specific debt and/or equity placement activities;

•	external financial relationships (with investment bankers, commercial bankers, insurance companies, etc.)

•	financial public relations and communication programs;

•	profit sharing plan investments;

•	financial aspects of proposed acquisitions and/or divestitures; and

•	insurance and risk management program and policies.

      The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time to time determine. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent accountant and auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Company’s independent accountant and auditor.

PROXY CARD PAYLESS SHOESOURCE, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 27, 2004

Shareowners of Payless ShoeSource, Inc.:

By signing this card, each of Jay A. Lentz, Ullrich E. Porzig, and Aaron G. Hove, with full power of substitution, are appointed as proxies for the undersigned to vote all common shares held by the undersigned in Payless ShoeSource, Inc. at the May 27, 2004, Annual Meeting of Shareowners and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting, subject to the directions on the other side of this card.

The Board of Directors recommends a vote FOR election of the listed director nominee, Proposal I, and a vote FOR Proposal II on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH THE ABOVE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

To the Shareowners of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource Shareowners which will be held at Washburn University, Bradbury Thompson Center, 17th Street and Jewell Avenue, Topeka, Kansas on Thursday, May 27, 2004, at 10:00 a.m., Central Daylight Saving Time.

Provided with this proxy card is a return envelope, the Company’s 2003 Annual Report to Shareowners and the Proxy Statement for the 2004 Annual Meeting. It is important that you vote either by returning the proxy card or by using the Internet. Management’s recommendation on each Issue and the reasons for the recommendations are described in the Proxy Statement.

PLEASE PROMPTLY SIGN, DATE AND RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET.

Please sign the proxy card exactly as your name(s) appear(s) on the reverse side of this card.

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☒	Please mark votes as in this example

PAYLESS SHOESOURCE, INC.

Please be sure to sign and date this Proxy	Date
Shareowner sign here	Co-owner sign here

The Board of Directors recommends a vote FOR Proposals I and II.

I.	Election of Directors.

Election of Daniel Boggan J., Michael E. Murphy and Robert C. Wheeler, each for a three-year term expiring in 2007.

		FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	EXCEP- TIONS
	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided below.	☐	☐	☐

Exceptions:__________________________

		FOR	AGAINST	ABSTAIN
II.	Ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2004.	☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting.				☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.				☐

DETACH CARD	DETACH CARD

To vote by mail, please detach the proxy card above and return it in the enclosed envelope. To vote by Internet, please visit http://www.eproxyvote.com/umb-bank/. If you are planning to attend the Annual Meeting, please save this Admission Ticket and bring it to the meeting for admission.

The Payless ShoeSource Annual Meeting of Shareowners will be held at:

WASHBURN UNIVERSITY, BRADBURY THOMPSON CENTER
17TH STREET AND JEWELL AVENUE
TOPEKA, KANSAS
THURSDAY, MAY 27, 2004
10:00 A.M., CENTRAL DAYLIGHT SAVING TIME

TO VOTE USING THE INTERNET:

1.	Read the accompanying Proxy Statement.

2.	Visit the Internet voting site at http://www.eproxyvote.com/umb-bank/ and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the above proxy card. Please note that all votes cast by using the Internet must be submitted prior to 5:00 p.m., Central Daylight Saving Time, May 26, 2004. Your Internet vote is quick, convenient and submitted immediately.

If you vote using the Internet, please do not return your proxy card by mail.

THANK YOU FOR YOUR VOTE.

ADMISSION TICKET

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